EX-4.o

                                       JACKSON NATIONAL LIFE
                                           INSURANCE COMPANY  [Graphic Omitted]
                                             A STOCK COMPANY

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 COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL. THE BENEFITS DESCRIBED IN THIS ENDORSEMENT WILL CEASE UPON TERMINATION OF THE CONTRACT. THIS COMBINATION DEATH BENEFIT MAY ONLY BE ELECTED PRIOR TO THE ISSUE DATE. THE CONTRACT IS AMENDED AS FOLLOWS:

1. In consideration for the payment of the charge shown on the CONTRACT DATA PAGE, the DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE provision is deleted and replaced with the following:

"DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE. The death benefit is equal to the greatest of:

1.   The current Contract Value;
2. All Premiums paid into the Contract (net of any applicable premium taxes) less any withdrawals (including any applicable charges and adjustments for such withdrawals), compounded at an annual interest rate of 5% (4% if the Owner was age 70 or older on the Issue Date) until the Contract Anniversary immediately preceding the Owner's 81st birthday;
3. The Contract Value at the end of the 7th Contract Year or as of the Contract Anniversary immediately preceding the Owner's 81st birthday, whichever is earlier,
     a. plus all Premiums (net of any applicable premium taxes) paid since that Contract Anniversary,
     b. less any withdrawals (including any applicable charges and adjustments for such withdrawals) incurred since that Contract Anniversary, compounded at an annual interest rate of 5% (4% if the Owner was age 70 or older on the Issue Date) until the Contract Anniversary immediately preceding the Owner's 81st birthday; or
4. The greatest Contract Value on any Contract Anniversary prior to the Owner's 81st birthday
     a. less any withdrawals subsequent to that Contract Anniversary (including any applicable charges and adjustments for such withdrawals),
     b. plus any Premium paid (net of any applicable premium taxes and Sales Charges) subsequent to that Contract Anniversary,
     c. less any applicable charges due under the Contract and any applicable charges due under any optional endorsement to the Contract deducted subsequent to that Contract Anniversary, and
     d.   less any taxes deducted subsequent to that Contract Anniversary.

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For  purposes of  calculating  the  amounts in items 2, 3, and 4 above,  (a) all adjustments will occur at the time of the withdrawal, Premium payment, or deductions of any applicable charges due under the Contract or due to optional endorsements or taxes, and (b) all adjustments for amounts withdrawn will reduce items 2, 3, and 4 above in the same proportion that the Contract Value was reduced on the date of such withdrawal.

The death benefit amount will be determined as of the end of the Business Day when due proof of the Owner's death satisfactory to the Company and an election as to the type of death benefit option is received by the Company at its Service Center in Good Order.

From the time of death of the Owner until the death benefit amount is determined, any amount allocated to an Investment Division will be subject to investment risk. This investment risk is borne by the Beneficiary(ies)."

                                        SIGNED FOR THE
                                        JACKSON NATIONAL LIFE INSURANCE COMPANY

                                        /s/ Clark P. Manning

                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER


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